Exhibit 21.1

Subsidiaries of InterCept, Inc.

InterCept Communications Technologies, Inc., a Georgia corporation

InterCept Data Services, Inc., an Alabama corporation

DPSC Acquisition Corp., a Georgia corporation (d/b/a InterCept)

C-TEQ, Inc., an Oklahoma corporation, (d/b/a InterCept)

ICPT Acquisition I, LLC, a Georgia limited liability company, (d/b/a InterCept)

InterCept Services, LLC, a Georgia limited liability company

InterCept TX I, LLC, a Georgia limited liability company

InterCept Output Solutions, LP, a Texas limited partnership

InterCept Supply, LP, a Texas limited partnership

ProImage, Inc., a Georgia corporation, (d/b/a InterCept)

InterCept Payment Solutions, LLC, a Delaware limited liability company

Internet Billing Company, LLC, a Georgia limited liability company

iBill Europe, Ltd., a Gibraltar company